Exhibit 11


                          CASEY'S GENERAL STORES, INC.
                        Computation of Per Share Earnings
           (Dollars in Thousands, Except Share and Per Share Amounts)


                                                         Three Months Ended
                                                             July 31,
                                                        1998            1997
BASIC EARNINGS PER SHARE

Weighted average number of
  shares outstanding                                52,604,845      52,498,212
                                                    ----------      ----------

Net income                                         $    12,497          10,541
                                                    ----------      ----------
Basic earnings per common
 and common equivalent share                       $       .24             .20
                                                    ----------      ----------

DILUTIVE EARNINGS PER SHARE

Weighted average number of common and common equivalent shares:

    Weighted average number of
      shares outstanding                             52,604,845      52,498,212
    Shares applicable to
      stock options                                     347,715         123,810
                                                     ----------      ----------
                                                     52,952,560      52,622,022
                                                     ----------      ----------
Net Income                                          $    12,497          10,541
                                                     ----------      ----------
Dilutive earnings per common
  and common equivalent share                       $       .24             .20
                                                     ----------      ----------